UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CORAUTUS GENETICS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF SPECIAL MEETING

AND

PROXY STATEMENT

75 Fifth Street, NW Suite 700 Atlanta, GA 30308    Phone: 404.526.6200    Fax: 404.526.6218    www.corautus.com

December     , 2006

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Corautus Genetics Inc. to be held at 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30308, on Thursday, January 4, 2007, at 9:00 a.m., local time.

The attached Notice of Special Meeting and Proxy Statement describe the formal business to be transacted at the meeting.

Please mark, date, sign and return your proxy card in the enclosed envelope at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

Sincerely,

Richard E. Otto
President, Chief Executive Officer and Director

CORAUTUS GENETICS INC.

75 Fifth Street, NW

Suite 700

Atlanta, Georgia 30308

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 4, 2007

NOTICE HEREBY IS GIVEN that a Special Meeting of Stockholders of Corautus Genetics Inc. (“Corautus”) will be held at 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30308, on Thursday, January 4, 2007, at 9:00 a.m., local time, for the purposes of considering and voting upon:

1.	A proposal to approve a series of sixteen amendments to Corautus’ certificate of incorporation to effect a reverse stock split of Corautus’ common stock in a ratio of 1-for-5, 1-for-6, 1-for-7, 1-for-8, 1-for-9, 1-for-10, 1-for-11, 1-for-12, 1-for-13, 1-for-14, 1-for-15, 1-for-16, 1-for-17, 1-for-18, 1-for-19, or 1-for-20, the final ratio to be chosen by the sole discretion of Corautus’ board of directors; and

2.	Such other business as properly may come before the Special Meeting or any adjournments or postponements thereof.

The board of directors is not aware of any other business to be presented to a vote of the stockholders at the Special Meeting. Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on November 23, 2006 are entitled to receive notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors.

Richard E. Otto
President, Chief Executive Officer and Director

Atlanta, Georgia

December     , 2006

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

CORAUTUS GENETICS INC.

75 Fifth Street, NW

Suite 700

Atlanta, Georgia 30308

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 4, 2007

GENERAL INFORMATION ABOUT THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders in connection with the solicitation of proxies by our board of directors to be voted at the Special Meeting of Stockholders and at any adjournments or postponements thereof. The Special Meeting will be held at 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30308, on Thursday, January 4, 2007, at 9:00 a.m., local time. The matters to be considered and asked upon at the meeting are described below in this Proxy Statement. When used in this proxy statement, the terms “we,” “us,” “our” and “Corautus” refer to Corautus Genetics Inc.

The principal executive office of Corautus is located at 75 Fifth Street, NW, Suite 700, Atlanta, Georgia 30308. The approximate date on which this proxy statement and form of proxy card are first being sent or given to stockholders is December     , 2006.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote

The securities that can be voted at the Special Meeting consist of our common stock, $0.001 par value per share, our Series D Preferred Stock, $0.001 par value per share, and our Series E Preferred Stock, $0.001 par value per share, with each share of common stock entitling its owner to one vote on each matter submitted to the stockholders, and each share of Series D Preferred Stock and Series E Preferred Stock entitling its owner to vote with the common stock on all matters submitted to stockholders as if the Series D Preferred Stock and Series E Preferred Stock was converted to the common stock prior to the vote. As of November 23, 2006, each share of Series D Preferred Stock entitled its holder to approximately 1.025236 shares of common stock, which means each share of Series D Preferred Stock gets approximately 1.025236 votes as compared to each share of common stock getting one vote per share. As of November 23, 2006, each share of Series E Preferred Stock entitled its holder to one vote. Boston Scientific Corporation is the sole holder of Series D Preferred Stock and Series E Preferred Stock. You are entitled to vote your shares of stock if our stockholder records show that you held your stock as of the close of business on November 23, 2006, which is the record date for determining the holders of stock who are entitled to receive notice of and to vote at the Special Meeting. On November 23, 2006, 19,728,854 shares of common stock were outstanding and eligible to be voted at the Special Meeting, 1,385,377 shares of Series D Preferred Stock were outstanding and eligible to be voted at the Special Meeting, and 2,475,659 shares of Series E Preferred Stock were outstanding and eligible to be voted at the Special Meeting. Since the Series D Preferred Stock is entitled to approximately 1.025236 votes per share, there are a total of 23,624,851 shares eligible to be voted at the Special Meeting.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of our common stock (including the common stock represented by the Series D Preferred Stock and Series E Preferred Stock) is necessary to constitute a quorum at the Special Meeting. In counting the votes to determine whether a quorum exists at the Special Meeting, we will use the proposal receiving the greatest number of all votes “for” or “against” and abstentions (including instructions to withhold authority to vote).

In voting with regard to the proposal to approve a series of sixteen amendments to Corautus’ certificate of incorporation to effect a reverse stock split of Corautus’ common stock in a ratio of 1-for-5, 1-for-6, 1-for-7, 1-for-8, 1-for-9, 1-for-10, 1-for-11, 1-for-12, 1-for-13, 1-for-14, 1-for-15, 1-for-16, 1-for-17, 1-for-18, 1-for-19, or 1-for-20, the final ratio to be chosen by the sole discretion of Corautus’ board of directors. You may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve the proposal is governed by the NASDAQ Stock Market rules and Delaware law and is the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote at the Special Meeting. As a result, abstentions and broker non-votes will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote and therefore will have the same legal effect as voting against the proposal.

Under the rules of the New York and American Stock Exchanges (the “Exchanges”) that govern most domestic stock brokerage firms, member firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under the rules of the Exchanges. These votes by brokerage firms are considered as votes cast in determining the outcome of any discretionary proposal. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. “Broker non-votes” are considered in determining whether a quorum exists at the Special Meeting, but are not considered as votes cast in determining the outcome of any proposal. We believe that Proposal 1 is discretionary.

As of November 23, 2006, our directors and executive officers held or controlled approximately 443,384 shares of our common stock, constituting approximately 2.25% of the outstanding common stock. We believe that these holders will vote all of their shares of common stock in favor of the proposal.

Voting By Proxy Holders

You should specify your choices with regard to each of the proposals on the enclosed proxy card. All properly executed proxy cards delivered to us in time to be voted at the Special Meeting and not revoked will be voted at the Special Meeting in accordance with the directions noted on the proxy card. In the absence of such instructions, the shares represented by a signed and dated proxy card will be voted “FOR” the approval of a series of sixteen amendments to Corautus’ certificate of incorporation to effect a reverse stock split. If any other matters properly come before the Special Meeting, the persons named as proxies will vote upon such matters according to their judgment.

How to Revoke Your Proxy

Any stockholder delivering a proxy has the power to revoke it at any time before it is voted (1) by giving written notice to Jack W. Callicutt, Vice President- Finance and Administration, at 75 Fifth Street, NW, Suite 700, Atlanta, Georgia, 30308, (2) by executing and delivering a proxy card bearing a later date or (3) by voting in person at the Special Meeting. Please note, however, that under the rules of the Exchanges and the NASDAQ Stock Market, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may revoke his or her proxy and vote his or her shares in person at the Special Meeting only in accordance with applicable rules and procedures of the Exchanges and the NASDAQ Stock Market, as employed by the beneficial owner’s brokerage firm.

Cost of This Proxy Solicitation

Corautus is making the solicitations made in this proxy statement. In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. Corautus has retained the services of InvestorCom, Inc. to provide proxy advisory services and solicit proxies for a fee of approximately $5,000, plus expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the current beneficial ownership of our common stock, our Series D Preferred Stock and Series E Preferred Stock by each person, or group of affiliated persons, who beneficially owns more than 5% of such stock. The percentage of class for the common stock is based on 19,728,854 shares of our common stock outstanding on November 23, 2006, the percentage of class for the Series D Preferred Stock is based on 1,385,377 shares of Series D Preferred Stock that are convertible into 1,420,338 shares of common stock as of November 23, 2006, and the percentage of class for the Series E Preferred Stock is based on 2,475,659 shares of Series E Preferred Stock that are convertible into 2,475,659 shares of common stock as of November 23, 2006. Beneficial ownership is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares beneficially owned by them, subject to community property laws, where applicable.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership of Class(1)		Percent of Class
Boston Scientific Corporation One Boston Scientific Place Natick, Massachusetts 01760	Common Stock	2,105,264	(2)	10.7%

Human Genome Sciences, Inc. 14200 Shady Grove Road Rockville, Maryland 20850	Common Stock	1,585,099	(3)	8.0%

Baxter Healthcare Corporation One Baxter Parkway Deerfield, Illinois 60015	Common Stock	1,397,447	(4)	7.1%

Richard E. Otto	Common Stock	1,654,292	(5)	7.7%

Robert T. Atwood	Common Stock	1,639,822	(6)	7.7%

Boston Scientific Corporation One Boston Scientific Place Natick, Massachusetts 01760	Series D Preferred Stock	1,385,377	(7)	100%

Boston Scientific Corporation One Boston Scientific Place Natick, Massachusetts 01760	Series E Preferred Stock	2,475,659	(8)	100%

(1)	The number and percentage of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days, through the exercise of any stock option or other right.
(2)	Based on Schedule 13G/A filed by Boston Scientific Corporation on August 15, 2005.
(3)	Based on Schedule 13D filed by Human Genome Sciences, Inc. on February 14, 2003.
(4)	Based on Schedule 13G filed by Baxter Healthcare Corporation on February 13, 2004. Includes warrants to purchase 14,285 shares of Corautus common stock at an exercise price of $14.00 per share and excludes 2,000 shares of non-voting Series C Preferred Stock that will be convertible into Corautus common stock upon the achievement of a milestone event that has not yet occurred and likely will not occur in the near future. The amount of common stock to be received upon conversion of the Series C Preferred Stock cannot be determined at this time.
(5)	Includes 8,242 shares beneficially owned by Richard and Kathleen Otto and 49,608 shares held directly by Richard E. Otto and 1,596,442 shares of common stock issuable upon exercise of presently outstanding options and warrants that are exercisable within 60 days.
(6)	Includes 53,123 shares beneficially owned by Robert T. Atwood and 1,586,699 shares of common stock issuable upon exercise of presently outstanding options and warrants that are exercisable within 60 days.
(7)	Based on conversion price as of November 23, 2006, the Series D Preferred Stock is convertible into 1,420,339 shares of Corautus common stock. The Series D Preferred Stock votes with the common stock on all matters as if the Series D Preferred Stock was converted into common stock. On an as-converted-to-common-stock basis, the Series D Preferred Stock represents beneficial ownership of 6.7% of the class of common stock.
(8)	Based on conversion price as of November 23, 2006, the Series E Preferred Stock is convertible into 2,476,659 shares of Corautus common stock. The Series E Preferred Stock votes with the common stock on all matters as if the Series E Preferred Stock was converted into common stock. On an as-converted-to-common-stock basis, the Series E Preferred Stock represents beneficial ownership of 11.1% of the class of common stock.

The following table sets forth information with respect to the beneficial ownership of our voting stock as of November 23, 2006 by each of our directors, each of our named executive officers and all of our directors and executive officers as a group. Beneficial ownership is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Consequently, shares of common stock subject to options or warrants currently exercisable or that become exercisable within 60 days of November 23, 2006 are deemed outstanding for purposes of the number of shares beneficially owned and for purposes of computing the percentage ownership of the person owning those options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable.

Name of Director, Nominee or Executive Officer	Title of Class	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Richard E. Otto	Common Stock	1,654,292	(2)	7.76%
Robert T. Atwood	Common Stock	1,639,822	(3)	7.69%
Jack W. Callicutt	Common Stock	111,000	(4)	*
Yawen L. Chiang	Common Stock	241,126	(5)	1.21%
Michael K. Steele	Common Stock	10,000	(6)	*
Eric N. Falkenberg	Common Stock	156,231	(7)	*
James C. Gilstrap	Common Stock	221,051	(8)	1.11%
John R. Larson	Common Stock	187,963	(9)	*
F. Richard Nichol	Common Stock	76,385	(10)	*
B. Lynne Parshall	Common Stock	65,078	(11)	*
Ivor Royston	Common Stock	238,985	(12)	1.20%
Victor W. Schmitt	Common Stock	118,936	(13)	*

Total Directors and Executive Officers as a group	Common Stock	4,651,869		19.08%

(*)	Represents less than one percent.
(1)	The number and percentage of shares beneficially owned is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of November 23, 2006, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such power with his or her spouse) with respect to the shares shown as beneficially owned.
(2)	Includes 8,242 shares beneficially owned by Richard and Kathleen Otto and 49,608 shares held directly by Richard E. Otto and 1,596,442 shares of common stock issuable upon exercise of presently outstanding options and warrants that are exercisable within 60 days.
(3)	Includes 53,123 shares beneficially owned by Robert T. Atwood and 1,586,699 shares of common stock issuable upon exercise of presently outstanding options and warrants that are exercisable within 60 days.
(4)	Includes 1,000 shares beneficially owned by Jack W. Callicutt and 110,000 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(5)	Includes 4,285 shares beneficially owned by Yawen L. Chiang and 216,766 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(6)	Includes 10,000 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(7)	Includes 35,000 shares beneficially owned by Eric N. Falkenberg and 121,231 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(8)	Includes 83,473 shares beneficially owned by James C. Gilstrap and 137,578 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(9)	Includes 65,870 shares beneficially owned by John R. Larson and 122,093 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(10)	Includes 1,000 shares beneficially owned directly by F. Richard Nichol and 75,385 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.
(11)	Includes 65,078 shares of common stock issuable upon exercise of presently outstanding options that are exercisable within 60 days.

(12)	Includes 126,963 shares beneficially owned directly by Ivor Royston, M.D. and 112,022 shares of common stock issuable upon exercise of presently outstanding options and warrants that are exercisable within 60 days.
(13)	Includes 14,820 shares beneficially owned directly by Victor W. Schmitt and 104,116 shares of common stock issuable upon exercise of presently outstanding options and warrants that are exercisable within 60 days.

PROPOSAL 1 - APPROVAL OF AMENDMENTS TO CORAUTUS’ RESTATED CERTIFICATE

OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

General

Corautus’ board of directors has considered, deemed advisable, adopted a resolution approving and recommends to the stockholders of Corautus for their approval a series of proposed amendments to Corautus’ certificate of incorporation to authorize the board to effect a reverse stock split for the purpose of increasing the per share market price of Corautus’ common stock in order to maintain its listing on the NASDAQ Capital Market, to encourage investor interest in Corautus and to promote greater liquidity for Corautus’ stockholders. Under the proposed amendments, each outstanding 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, or 20 shares of common stock would be combined, converted and changed into one share of common stock, with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments, to be determined at the discretion of the board, pursuant to Section 242(c) of the Delaware General Corporation Law, following the special meeting.

If approved by the stockholders, the board would have discretion until June 30, 2007 to implement a reverse stock split in any of the following ratios: 1-for-5, 1-for-6, 1-for-7, 1-for-8, 1-for-9, 1-for-10, 1-for-11, 1-for-12, 1-for-13, 1-for-14, 1-for-15, 1-for-16, 1-for-17, 1-for-18, 1-for-19, or 1-for-20. The board believes that stockholder approval of selected exchange ratios within an exchange ratio range (as opposed to approval of a specified exchange ratio) would provide the board with maximum flexibility to achieve the purposes of the reverse stock split and, therefore, is in the best interests of Corautus and its stockholders. The actual timing for implementation of the reverse stock split would be determined by the board based upon its evaluation as to when such action would be most advantageous to Corautus and its stockholders. Furthermore, notwithstanding stockholder approval, the board would also have the discretion not to implement a reverse stock split. If the board were not to implement a reverse stock split by June 30, 2007, stockholder approval would again be required prior to implementing any reverse stock split thereafter. If the board were to elect to implement a reverse stock split, the board would set the exchange ratio within the range approved by the stockholders. The board would base such a determination upon the then current trading price of the common stock and the advice of Corautus’ financial advisors, among other considerations.

The form of the amendment to the certificate of incorporation that would be filed with the Secretary of State of the State of Delaware to effect reverse stock split is set forth in Appendix A to this proxy statement/prospectus; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the board deems necessary and advisable to effect the reverse stock split. If the stockholders approve this proposal and following such approval the board determines that a reverse stock split is in the best interest of Corautus and its stockholders, Corautus’ certificate of incorporation, if approved by Corautus stockholders, would be amended accordingly.

Purpose of the Reverse Stock Split

The NASDAQ Capital Market continued listing requirements specify a minimum bid price of $1 per share and the NASDAQ Capital Market will normally suspend dealings in, or de-list, a security that sells below that price for a certain period of time. If the per share closing bid price of Corautus common stock remains below the minimum bid price and Corautus fails to effect a reverse stock split within the time period specified by the NASDAQ Capital Market, Corautus’ common stock will be de-listed from the NASDAQ Capital Market, which could reduce the liquidity of Corautus’ common stock, further decrease the market price of Corautus’ common stock and negatively impact the company’s ability to obtain additional capital. Corautus has received a notice from NASDAQ concerning its share price, and had until November 22, 2006 to achieve a bid price of greater than $1.00 in order to comply with the listing requirement.

Possibility that a Reverse Stock Split Will Fail to Achieve the Desired Effects; Other Possible Consequences

Stockholders should note that the effect of a reverse stock split upon the market price for Corautus’ common stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of the common stock after a reverse stock split will be 5 to 20 times, as applicable, the prices for shares of the common stock immediately prior to the reverse stock split. Furthermore, there can be no assurance that the market price of the common stock immediately after a reverse stock split will be maintained for any period of time. Even if an increased share price can be maintained, a reverse stock split may not achieve the desired results that have been outlined above. Moreover, because some investors may view a reverse stock split negatively, there can be no assurance that a reverse stock split will not adversely impact the market price of the common stock or, alternatively, that the market price following a reverse stock split will either exceed or remain in excess of the current market price.

While Corautus expects a reverse stock split to be sufficient to prevent the NASDAQ Capital Market from delisting its common stock, it is possible that, even if a reverse stock split results in a sufficiently high bid price for the common stock, NASDAQ may move to delist Corautus’ stock due to the failure to comply on or before the termination of the grace period. Further, Corautus may not be able to continue to satisfy the additional guidelines for continued listing of its common stock on the NASDAQ Capital Market. The NASDAQ Capital Market may remove Corautus from listing if Corautus fails to satisfy the continued listing requirements.

If a reverse stock split is implemented, some stockholders may consequently own less than one hundred shares of common stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares following a reverse stock split may be required to pay higher transaction costs if they sell their shares in Corautus.

Corautus believes that the reverse stock split may result in greater liquidity for Corautus’ stockholders. However, it is also possible that the reduced number of shares outstanding could negatively affect the liquidity of Corautus’ common stock.

Board Discretion to Implement a Reverse Stock Split

If this proposal is approved by the stockholders of Corautus at the Special Meeting, a reverse stock split will be effected, if at all, only upon a determination by the board that a reverse stock split (with an exchange ratio determined by the board as described above) is in the best interests of Corautus and its stockholders. Such determination shall be based upon the advice of Corautus’ financial advisors and certain other factors, including considerations as to continued listing on the NASDAQ Capital Market, existing and expected marketability and liquidity of the common stock, prevailing market conditions and the likely effect on the market price of the common stock. Notwithstanding approval of this proposal by the stockholders, the board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect any reverse stock splits, as permitted under Section 242(c) of the Delaware General Corporation Law. If the board fails to implement any of the reverse stock splits by June 30, 2007, further stockholder approval would be required prior to implementing any reverse stock split.

Effect of a Reverse Stock Split on the Authorized but Unissued Shares of Common Stock

A reverse stock split will have the effect of significantly increasing the authorized but unissued shares of Corautus common stock. For example, based on the 19,728,854 shares of common stock outstanding on November 23, 2006, and the 100,000,000 shares of common stock that are authorized under the proposed Certificate of Amendment to the Certificate of Incorporation, a one-for-ten reverse stock split would have the effect of reducing the number of issued shares of common stock from 19,728,854 to 1,972,885. This reduction of issued shares would increase the number of authorized but unissued shares by 17,755,969. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. In addition, the effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect. Although the board is not proposing a reverse stock split for this purpose, the board could, subject to its fiduciary duties and applicable law, issue such additional authorized shares to purchasers who might oppose a hostile takeover bid or any efforts to amend or repeal certain provisions of Corautus’ certificate of incorporation or bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of Corautus through a transaction opposed by the board. The par value of Corautus’ common stock and preferred stock would remain at $0.001 per share following the effective time of a reverse stock split, while the number of shares of common stock issued and outstanding would be reduced.

Effect of a Reverse Stock Split on the Outstanding Shares of Preferred Stock

A reverse stock split would reduce the number of shares of common stock issuable upon conversion of Corautus’ outstanding preferred stock in proportion to the exchange ratio implemented by the Corautus board of directors.

Effect of a Reverse Stock Split on Stock Options and Warrants

A reverse stock split would reduce the number of shares of common stock available for issuance under Corautus’ 2002 Stock Plan in proportion to the exchange ratio of the reverse stock split implemented by the Corautus board of directors. Corautus also has outstanding certain stock options and warrants to purchase shares of common stock. Under the terms of the outstanding stock options and warrants, a reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain unchanged. In connection with a reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options and warrants will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

Effective Date

If this proposal is approved at the Special Meeting and the board of directors elects to proceed with a reverse stock split in one of the approved ratios, the reverse stock split would become effective as of 5:00 p.m. Eastern time on the date of filing of the amendment to the certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date of the reverse stock split, shares of common stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, combined and converted into new shares of common stock in accordance with the reverse stock split ratio determined by the board within the limits set forth in this proposal.

Exchange of Stock Certificates

The reduction in the number of Corautus’ outstanding shares as a result of the reverse stock split will occur automatically on the date that the amendment to the certificate of incorporation effectuating the reverse stock split is filed with the Secretary of State of the State of Delaware without any action on the part of Corautus’ stockholders and without regard to the date that stock certificates representing the shares prior to the reverse stock split are physically surrendered for new stock certificates.

Shortly after the effective date of the reverse stock split, each holder of an outstanding certificate theretofore representing shares of common stock will receive from Corautus’ exchange agent for the reverse stock split, instructions for the surrender of such certificate to the exchange agent. Such instructions will include a form of transmittal letter to be completed and delivered to the exchange agent. As soon as practicable after the surrender to the exchange agent of any certificate that prior to the reverse stock split represented shares of common stock, together with a duly executed transmittal letter and any other documents the exchange agent may specify, the exchange agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of common stock into which the shares of common stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share. Until surrendered as contemplated herein, each certificate that immediately prior to the reverse stock split represented any shares of common stock shall be deemed at and after the reverse stock split to represent the number of full shares of common stock contemplated by the preceding sentence. Each certificate representing shares of common stock issued in connection with the reverse stock split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of common stock. Stockholders should not send their stock certificates until they receive a transmittal letter.

The holder of unexchanged certificates will not be entitled to receive any dividends or other distributions payable by Corautus after the effective date of the reverse stock split until the old certificates have been surrendered. Such dividends and distributions, if any, will be accumulated, and at the time of surrender of the old certificates, all such unpaid dividends or distributions will be paid without interest.

No Appraisal Rights

Under Delaware law, stockholders of Corautus would not be entitled to dissenter’s or appraisal rights with respect to the reverse stock split.

Cash Payment in Lieu of Fractional Shares

Implementation of a reverse stock split will result in some stockholders owning a fractional share of common stock. To avoid such a result, stockholders that would otherwise be entitled to receive a fractional share of Corautus’ common stock as a consequence of the reverse stock split will, instead, receive from Corautus cash payment in U.S. dollars equal to the value of that fractional share, determined on the basis of the average closing prices of Corautus’ common stock on the NASDAQ Capital Market for the five trading days immediately preceding the effective date of the reverse stock split (as adjusted for that reverse stock split). If any stockholder owns, in total, fewer than the number of Corautus’ shares to be converted into one share as a result of the reverse stock split, that stockholder’s shares would be converted into a fractional share of stock and, therefore, that stockholder would receive only cash in place of the fractional share as a result of the implementation of the reverse stock split. The interest of such stockholders in Corautus would, therefore, be terminated, and such stockholders would have no right to share in the assets or future growth of Corautus.

Certain Federal Income Tax Considerations

The following discussion describes the material United States federal income tax considerations of the reverse stock split. This discussion is based upon the Internal Revenue Code of 1986, as amended, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. No ruling from the Internal Revenue Service or opinion of tax counsel with respect to the matters discussed herein has been requested, and there is no assurance that the Internal Revenue Service would agree with the conclusions set forth in this discussion. All stockholders should consult with their own tax advisors.

This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local, or foreign laws. It does not address the consequences of the reverse stock split to holders of Corautus’ preferred stock, options or warrants.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS, OR ANY CHANGES IN APPLICABLE TAX LAWS.

Tax Consequences to Corautus. Corautus will not recognize any gain or loss solely as a result of the reverse stock split.

Tax Consequence to Stockholders Generally. No gain or loss should be recognized by a stockholder who receives only shares of Corautus’ common stock as a result of the reverse stock split. A stockholder who receives cash in lieu of a fractional share of Corautus’ common stock that otherwise would be held as a capital asset generally should recognize capital gain or loss on an amount equal to the difference between the cash received and the stockholder’s basis in such fractional share of Corautus’ common stock. For this purpose, a stockholder’s basis in such fractional share of Corautus’ common stock will be determined as if the stockholder actually received such fractional share.

Stockholder’s Tax Basis in Shares Received upon the Reverse Stock Split. Except as provided above with respect to fractional shares, the aggregate tax basis of the shares of Corautus’ stock held by a stockholder following the reverse stock split will equal the stockholder’s aggregate basis in the shares of Corautus’ stock held immediately prior to the reverse stock split.

Required Vote

The affirmative vote of the majority in voting power of Corautus’ outstanding common stock entitled to vote as of the record date is necessary for approval of the amendments to Corautus’ certificate of incorporation to effect a reverse stock split.

CORAUTUS’ BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL

TO APPROVE AMENDMENTS TO CORAUTUS’ CERTIFICATE OF INCORPORATION

TO EFFECT A REVERSE STOCK SPLIT

STOCKHOLDERS’ PROPOSALS FOR 2007 ANNUAL MEETING

In accordance with our Bylaws, proposals of stockholders, including recommendations for the board of directors, intended to be presented at the 2007 Annual Meeting of Stockholders must be received by us at our executive offices in Atlanta, Georgia, on or before December 5, 2006 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting and/or to be properly brought before the meeting.

AVAILABILITY OF ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K

Copies of our Annual Report to Stockholders on Form 10-K for the year ended December 31, 2005, which includes certain financial information about us, have been mailed to our stockholders. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed with the SEC (exclusive of exhibits and documents incorporated by reference), may also be obtained for free by directing written requests to: Corautus Genetics Inc., Secretary, 75 Fifth Street, NW, Suite 700, Atlanta, Georgia 30308 (404) 526-6200. Copies of exhibits and basic documents filed with the Annual Report on Form 10-K or referenced therein will be furnished to stockholders upon written request and payment of a nominal fee in connection with the furnishing of such documents.

LIST OF CORAUTUS’ STOCKHOLDERS

A list of our stockholders as of November 23, 2006, the record date for the Special Meeting, will be available for inspection at our corporate headquarters during normal business hours during the 10-day period prior to the Special Meeting.

HOUSEHOLDING

Unless contrary instructions are received, we may send a single copy of the Annual Report, Proxy Statement and Notice of Annual Meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process is known as “householding” and helps reduce the volume of duplicate information received at a single household, which reduces costs and expenses borne by us.

If you would like to receive a separate set of our annual disclosure documents this year or in future years, follow the instructions described below and we will deliver promptly a separate set. Similarly, if you share an address with another stockholder and the two of you would like to receive only a single set of our annual disclosure documents, follow the instructions below:

1. If your shares are registered in your own name, please contact our transfer agent by writing to them at U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204 (Attn: Corautus Genetics Inc. Representative) or calling (818) 502-1404.

2. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

OTHER MATTERS THAT MAY COME BEFORE THE SPECIAL MEETING

Our board of directors knows of no matters other than those referred to in the accompanying Notice of Special Meeting of Stockholders which may properly come before the Special Meeting. However, if any other matter should be properly presented for consideration and voting at the Special Meeting or any adjournments or postponements thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of Corautus.

By Order of the Board of Directors.

Richard E. Otto
President, Chief Executive Officer and Director

Atlanta, Georgia

December     , 2006

APPENDIX A: CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION

A-1

FORM OF

CERTIFICATE OF AMENDMENT

OF THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF CORAUTUS GENETICS INC.

Corautus Genetics Inc., a corporation organized under and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

FIRST: The name of the Corporation is Corautus Genetics Inc. The Corporation was originally incorporated under the name “Urogen Corp.” The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 30, 1995.

SECOND: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the Delaware General Corporation Law, adopted resolutions to amend Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

“The total number of shares of stock which the Corporation shall have authority to issue is 105,000,000 shares, consisting of 100,000,000 shares of Common Stock having a par value of $0.001 per share (“Common Stock”) and 5,000,000 shares of Preferred Stock having a par value of $0.001 per share (“Preferred Stock”). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [Insert either 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 or 20, depending on the exchange ratio of the Effective Reverse Stock Split selected by the Board.] shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Corporation; provided, however, that the Corporation shall issue no fractional shares of Common Stock but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to such fraction multiplied by the average of the closing prices of the Corporation’s Common Stock as reported on the NASDAQ Capital Market (or other quotation service) for the five trading-day period ending on the last business day before the date this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the General Corporation Law. Such authorization shall include, without limitation, the authority to provide that any such class or series may be: (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.”

THIRD: This Certificate of Amendment of Second Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 222 and 242 of the Delaware General Corporation Law.

CORAUTUS GENETICS INC.

Richard E. Otto
Chief Executive Officer

PRELIMINARY

Revocable Proxy

CORAUTUS GENETICS INC.

COMMON STOCK, SERIES D PREFERRED STOCK AND

SERIES E PREFERRED STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR A SPECIAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Jack W. Callicutt proxy, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock, Series D Preferred Stock and Series E Preferred Stock of Corautus Genetics Inc. (the “Company”) that the undersigned is entitled to vote at a Special Meeting of Stockholders of the Company, to be held at 303 Peachtree Street, Suite 5300, Atlanta, Georgia 30308, on Thursday, January 4, 2007, at 9:00 a.m., local time, and at any and all adjournments or postponements thereof, as indicated below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE BELOW-LISTED PROPOSAL

1)	Approval of the proposal to approve a series of sixteen amendments to Corautus’ certificate of incorporation to effect a reverse stock split of Corautus’ common stock in a ratio of 1-for-5, 1-for-6, 1-for-7, 1-for-8, 1-for-9, 1-for-10, 1-for-11, 1-for-12, 1-for-13, 1-for-14, 1-for-15, 1-for-16, 1-for-17, 1-for-18, 1-for-19, 1-for-20, the final ratio to be chosen by the sole discretion of Corautus’ board of directors.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Special Meeting and any and all adjournments or postponements thereof.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED

POSTAGE-PAID ENVELOPE

(Continued, and to be signed and dated, on the reverse side)

(Continued from the other side)

PROXY - SOLICITED BY THE BOARD OF DIRECTORS

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR” each of the proposals listed on the reverse side of this proxy card. If any other business is presented at the Special Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the board of directors knows of no other business to be presented at the Special Meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by (1) giving written notice to Jack W. Callicutt, Vice President-Finance and Administration, at 75 Fifth Street, NW, Suite 700, Atlanta, Georgia 30308, (2) by executing and delivering a proxy card bearing a later date or (3) by voting in person at the Special Meeting.

Signature

Signature, if shares held jointly

Date: , 200

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

Do you plan to attend the Special Meeting in person?    ☐  YES    ☐  NO